                                                                     EXHIBIT 4.1

               NORTHERN TRUST CORPORATION/RCB INTERNATIONAL INC.
                            LONG-TERM INCENTIVE PLAN


The Northern Trust Corporation/RCB International Inc. Long-Term Incentive Plan (the "Plan") has been established by Northern Trust Corporation ("Northern") to reward eligible employees of RCB International Inc., a wholly-owned subsidiary of Northern, and its subsidiaries (collectively, "RCB"), as well as employees of Northern and its subsidiaries who are assigned to the business of RCB, with stock and cash awards upon satisfaction of specified conditions on or prior to December 31, 2002 (the "Plan Period").

1.   PURPOSE

     The purpose of the Plan is to attract, retain and motivate key employees of RCB through the payment of significant awards for (1) successful achievement of revenue goals for RCB, and/or (2) completion of specified service and non-compete/non-solicit periods as required within individual employment agreements.

2.   ELIGIBILITY/PARTICIPATION

     Participation in the Plan will consist of selected employees, or trusts for the exclusive benefit of selected employees, who have primary responsibility for managing the efforts of RCB and as specified within individual employment agreements. Participation in the Plan shall commence on the effective date of the Participant's employment agreement. Subject to the provision in the employment agreement regarding death or disability, Participants who voluntarily terminate their employment with RCB or Northern, or whose employment is terminated by RCB or Northern for cause, prior to expiration of the applicable Service Period (as specified pursuant to the Participant's Stock or Cash Target Award Agreement) shall forfeit their rights to any award under the terms of the Plan. Furthermore, Participants who, prior to expiration of the Vesting Period specified pursuant to the applicable Award Agreement, breach any of the covenants not to solicit or compete or the proprietary information provisions of the employment agreement shall forfeit their rights to any award under the terms of the Plan.

3.   PLAN ADMINISTRATION

     The Plan shall be administered by the Management Committee of Northern (the "Committee"). The Committee shall make awards under the Plan to such eligible employees and in such amounts as shall be recommended by the Management Committee of RCB. Subject to the provisions of the Plan and the Participant's employment agreement, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the intended administration of the Plan. The determinations of the Committee in the administration of the Plan shall be final and conclusive.

4.   PLAN FUNDING

     Stock Awards - A total of 111,428 shares of Northern Trust Corporation Common Stock (subject to adjustment for stock dividends, stock splits, recapitalizations and other changes in such Common Stock) will be reserved for Stock Awards to Participants under the Plan. Stock Award shares that are forfeited under the terms of the Plan and corresponding Stock Award Agreement will be available for reissue under the Plan by the Committee upon recommendation of the Management Committee of RCB.

     Cash Awards - A total cash award pool of $2,100,000 will be reserved for Cash Awards to Participants under the Plan. Cash Award target amounts that are forfeited under the terms of the Plan and corresponding Cash Target Award Agreement will be available for redistribution under the Plan by the Committee upon recommendation of the Management Committee of RCB.

     Interest Factor Adjustment - Cash balances for Cash Awards will accrue interest at .5% above the one-year Treasury Bill rate, as of the first business day in January, and applied retroactively to the previous year's cash balances (including interest previously accrued thereon) from the date of grant to the distribution date.

5.   INDIVIDUAL AWARDS

     Each Participant in the Plan will receive (1) a Stock Award Agreement and
     (2) a Cash Target Award Agreement. These agreements describe the Participant's Stock Award and Cash Award target and the terms and conditions of the vesting and distribution of these awards. Any or all of the Cash Award target may be contingent upon RCB achieving established revenue or related performance targets during the Plan Period.

6.   DISTRIBUTION OF AWARDS

     Awards will be distributed, less required withholding, by Northern as soon as practicable following the completion of the required service under the Participant's employment agreement and compliance with the non-compete/non-solicit requirements.

7.   INTERNAL AUDIT

     The calculation of all award amounts under the Plan is subject to review and approval by Northern's Auditing Department prior to any award distribution.

8.   MISCELLANEOUS PROVISIONS

     The following miscellaneous provisions are applicable to the Plan.

     (a) None of the provisions of the Plan will override general corporate policy of Northern of an administrative or regulatory nature.

     (b) In the event of the death or disability (as defined for purposes of the Participant's employment agreement) of a Participant, awards shall be prorated in the manner described in the applicable Award Agreement.

     (c) Voluntary termination of employment by a Participant for reasons other than death or disability, or termination by RCB for cause, prior to expiration of the Service Period shall result in immediate exclusion from the Plan.

     (d) Payments made under the Plan shall not be included in benefit plan computations.

     (e) Except in the event of death of a Participant, the rights and interests of a Participant under the Plan shall not be assigned, encumbered or transferred.

     (f) Each Participant shall designate a beneficiary (the "Designated Beneficiary") to receive payments due under the Plan in the event of such Participant's death. If no Designated Beneficiary survives the Participant, the Designated Beneficiary shall be the surviving spouse of the Participant or, if there is no surviving spouse, the estate of the Participant.

     (g) Northern shall have the obligation to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payments.

     (h) All questions pertaining to the validity, construction and administration of the Plan and any award thereunder shall be determined in conformity with the laws of the State of Illinois.

               NORTHERN TRUST CORPORATION/RCB INTERNATIONAL INC.
                            LONG-TERM INCENTIVE PLAN
                             STOCK AWARD AGREEMENT


This Agreement is entered into this _______ day of __________, 1995, between Northern Trust Corporation ("Northern") and _________________________________
(the "Participant").

The Northern Trust Corporation/RCB International Inc. Long-Term Incentive Plan (the "Plan") provides for the grant of Stock Awards to participating employees of RCB International Inc. and its subsidiaries (collectively, "RCB"), as well as employees of Northern and its subsidiaries who are assigned to the business of RCB, as approved by the Management Committee of Northern (the "Committee").

In exercise of its discretion under the Plan, the Committee has determined that the Participant should participate in the Plan and receive a stock award, and, accordingly, Northern and the Participant hereby agree as follows:


1. Grant. Northern hereby grants to the Participant a Stock Award ("Stock Award") of _____________ shares of common stock of Northern, par value $1.66 2/3 per share ("Common Stock"), subject to adjustment for stock dividends, stock splits, recapitalizations and other changes in such Common Stock and subject to the terms and conditions of the Plan and this Agreement. A Stock Award is the right, subject to the terms and conditions of the Plan and this Agreement, to receive distribution of shares of Common Stock ("Stock Award Shares").

2. Vesting Period. The Participant's Stock Award Shares shall become vested, subject to any proration provided for in this Agreement, upon the first to occur of (i) the completion of the Vesting Period set forth in the Stock Award Notice, (ii) the Participant's death, or (iii) the Participant's Disability (as defined for purposes of the Participant's employment agreement). Any or all of the Stock Award Shares granted to the Participant pursuant to this Agreement shall be forfeited and revert to Northern pursuant to the provisions of the Plan if, (a) prior to expiration of the Service Period set forth in the Stock Award Notice (the "Service Period"), the Participant's employment with RCB or Northern terminates for any reason other than death, Disability or action of RCB or Northern without cause, or (b) prior to the date on which such Shares vest the Participant violates in any material respect the non-competition and non-solicitation and proprietary information provisions contained in the Participant's employment agreement. Northern shall have no further obligations to the Participant under this Agreement if the Participant's Stock Award Shares are forfeited.

3. Stock Certificates. Certificates for the Stock Award Shares shall be issued in the Participant's name and shall be held by the Secretary of Northern until such time as: (i) the Stock Award Shares are forfeited, or
     (ii) the Stock Award Shares vest.

4. Rights as Stockholder. The Participant shall be entitled to the rights of a stockholder, with respect to the Stock Award Shares, to vote such Stock Award Shares and to receive and retain, as and when paid, any and all cash dividends and other distributions paid with respect to such shares.

5. Distribution Eligibility. The Participant's Stock Award Shares shall be distributed to the Participant promptly after becoming vested.

6. Terms and Conditions of Distribution. After the Participant becomes eligible for distribution as provided in Paragraph 5 above, distribution of the Participant's Stock Award Shares shall be made as soon as practicable.

     Upon the death of the Participant, distribution of the Participant's Stock Award Shares shall be made to such beneficiary or beneficiaries and in such proportions as the Participant may designate in writing. If no such designated beneficiary survives the Participant, the beneficiary shall be the surviving spouse of the Participant or, if there is no surviving spouse, the beneficiary shall be the estate of the Participant.

     No distribution shall be made prior to the first date when the Stock Award Shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, Northern may rely upon information reasonably available to it or upon representations of the Participant's legal or personal representative.

7. Proration. The Participant shall cease to participate in the Plan under this Agreement as of the beginning of the Service Period if, prior to expiration of the Service Period, the Participant's employment with RCB or Northern terminates for any reason other than death, Disability or action of RCB or Northern without cause. The Participant shall cease to participate in the Plan under this Agreement as of the date of termination of employment with RCB or Northern if such termination is because of death or Disability. In those cases of death or Disability where the Participant participates in the Plan for less than the full Service Period, the Participant shall have credited a number of Stock Award Shares determined by multiplying the number of Stock Award Shares which would have been distributable to the Participant if the Participant had participated in the Plan under this Agreement for the full Service Period, by the ratio of the number of full calendar months of the Participant's participation in the Plan to the number of full calendar months during the Service Period. The Participant's Stock Award Shares shall not be subject to proration if the Participant's death or Disability occurs after completion of the Service Period.

8. Delivery of Certificates. Notwithstanding the provisions of Paragraphs 5 and 6, Northern shall not be required to issue or deliver any certificates for shares of Common Stock pending compliance with applicable federal and state securities laws (including any registration required) and compliance with applicable stock exchange rules and practices. Northern shall use its best efforts to cause compliance with those laws, rules and practices.

9. No Right to Employment. Nothing in the Plan or this Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in this Agreement.

10. Nontransferability. No interest hereunder of the Participant or any beneficiary shall be assignable or transferable by voluntary or involuntary act or by operation of law other than by testamentary bequest or devise or the laws of descent or distribution; all rights hereunder shall be wholly unalienable and beyond the power of any person to anticipate or in any way create a lien or encumbrance thereon; and distribution shall be made only to (i) the Participant, (ii) the Participant's personal representative in the event of the Participant's adjudicated incapacity or (iii) the Participant's properly designated beneficiaries or personal representative in the event of the Participant's death, upon his, her or their own personal receipts or endorsements. Any effort to exercise the powers herein denied shall be wholly ineffective and shall be grounds for termination by the Committee of all rights hereunder.

11. Withholding. Northern may require as a condition of distribution of the Stock Award Shares that (i) the Participant or beneficiary shall have paid Northern the amount which Northern determines to be required to be withheld for federal, state, provincial and local taxes, or (ii) Northern shall have received the written instruction of such Participant or beneficiary authorizing Northern to sell a portion of such Participant's Stock Award Shares and to pay such taxes out of the proceeds of such sale on behalf of the Participant.

12. Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan, together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

13. Interpretation. Any reasonable interpretation by the Committee of the terms and conditions of the Plan, this Agreement or any guidelines shall be final, provided such interpretation is made in good faith. This Agreement shall be construed under the laws of the State of Illinois.

14. Sole Agreement. This Agreement, together with the Stock Award Notice and the Employment Agreement dated __________, 1995, among Northern, RCB and the Participant, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound.

In Witness Whereof, the Participant and Northern Trust Corporation by its duly authorized officer have signed this Agreement the day and year first written above.

                                    Northern Trust Corporation

                                    By: _______________________________

                                    Its: ______________________________


                                    ___________________________________
                                                Participant

                           NORTHERN TRUST CORPORATION
                               STOCK AWARD NOTICE
         PURSUANT TO NORTHERN TRUST CORPORATION/RCB INTERNATIONAL INC.
                            LONG-TERM INCENTIVE PLAN



Participant: ___________________________________________________________________


Social Security Number: ________________________________________________________


Date of Award:  _______________________, 1995


Number of Shares: _______________________________


Service Period: [Three] [Five] years commencing on Date of Award


Vesting Period: [Five][Seven] years commencing on Date of Award



Distribution Date: Promptly after completion of Vesting Period, subject to and except as otherwise provided in the terms and conditions of the Northern Trust Corporation/RCB International Inc. Long-Term Incentive Plan and the Stock Award Agreement

               NORTHERN TRUST CORPORATION/RCB INTERNATIONAL INC.
                            LONG-TERM INCENTIVE PLAN
                          CASH TARGET AWARD AGREEMENT


This Agreement is entered into this _________ day of ___________, 1995, between Northern Trust Corporation ("Northern") and ________________________________
(the "Participant").

The Northern Trust Corporation/RCB International Inc. Long-Term Incentive Plan (the "Plan") provides for the grant of Cash Awards to participating employees of RCB International Inc. and its subsidiaries (collectively, "RCB"), as well as employees of Northern and its subsidiaries who are assigned to the business of RCB, as approved by the Management Committee of Northern (the "Committee").

In exercise of its discretion under the Plan, the Committee has determined that the Participant should participate in the Plan and receive a cash award, and, accordingly, Northern and the Participant hereby agree as follows:

1. Grant. Northern hereby grants to the Participant a Cash Target Award ("Cash Award") of $_________, subject to the terms and conditions of the Plan and this Agreement.

2. Vesting Period. The Participant's Cash Award (other than the Revenue Contingent Portion as defined below) shall become vested, subject to any proration provided for in this Agreement, upon the first to occur of (i) the completion of the Vesting Period set forth in the Cash Target Award Notice, (ii) the Participant's death, or (iii) the Participant's Disability (as defined for purposes of the Participant's employment agreement). In addition, $____________ [10% of the Total Stock/Cash Award] of the Cash Award (the "Revenue Contingent Portion") shall become vested on March 31, 2001, provided that if RCB's Consolidated Net Revenues (as defined for purposes of the Executive Bonus Pool Program) for the three-year period ending December 31, 2000 are less than $50,000,000, $0._____ [FRACTION OF A DOLLAR EQUAL TO THE PARTICIPANT'S PRO-RATA SHARE] of the Revenue Contingent Portion shall be forfeited for every dollar by which such Consolidated Net Revenues are less than $50,000,000, up to a maximum forfeiture of the Revenue Contingent Portion.

     Any or all of the Cash Award granted to the Participant pursuant to this Agreement shall be forfeited and revert to Northern pursuant to the provisions of the Plan if, (a) prior to the expiration of the Service Period set forth in the Cash Target Award Notice (the "Service Period"), the Participant's employment with RCB or Northern terminates for any reason other than death, Disability or action of RCB or Northern without cause, or
     (b) prior to the date on which such Cash Award vests, the Participant violates in any material respect the non-competition and non-solicitation and proprietary information provisions contained in the Participant's employment agreement. Northern shall have no further obligations to the Participant under this Agreement if and to the extent the Participant's Cash Award is forfeited.

3. Cash Award Account. Northern shall maintain an account for the Participant which shall reflect the balance of the Cash Award amount, as increased annually by application of the Interest Factor under the Plan that the Participant is eligible to receive in distribution pursuant to Section 5.

4. Distribution Eligibility. The Participant's Cash Award (increased by the Interest Factor) shall be distributed to the Participant promptly after becoming vested.

5. Terms and Conditions of Distribution. After the Participant becomes eligible for distribution as provided in Paragraph 4 above, distribution of the Participant's Cash Award account balance under the Plan shall be made as soon as practicable.

     Upon the death of the Participant, distribution of the Participant's Cash Award account balance shall be made to such beneficiary or beneficiaries and in such proportions as the Participant may designate in writing. If no such designated beneficiary survives the Participant, the beneficiary shall be the surviving spouse of the Participant or, if there is no surviving spouse, the beneficiary shall be the estate of the Participant.

6. Proration. The Participant shall cease to participate in the Plan under this Agreement as of the beginning of the Service Period if, prior to expiration of the Service Period, the Participant's employment with RCB or Northern terminates for any reason other than death, Disability or action of RCB or Northern without cause. The Participant shall cease to participate in the Plan under this Agreement as of the date of termination of employment with RCB or Northern if such termination is because of death or Disability. In those cases of death or Disability where the Participant participates in the Plan for less than the full Service Period, the Participant shall have credited a Cash Award account balance determined by multiplying the Cash Award which would have been distributable to the Participant (as increased by the Interest Factor through the date of such termination, but excluding the Revenue Contingent Portion), and which would have been credited to the Participant's account if the Participant had participated in the Plan under this Agreement for the full Service Period by the ratio of the number of full calendar months of the Participant's participation in the Plan to the number of full calendar months during the Service Period (such ratio, the "Service Period Proration"). In addition, in those cases of death or Disability where the Participant participates in the Plan for less than the full Service Period, the payment or forfeiture of the Revenue Contingent Portion shall be deferred until March 31, 2001, and on such date the Participant or the Participant's beneficiary shall be paid an amount equal to the product obtained by multiplying (i) that portion of the Revenue Contingent Portion payable on such date pursuant to Paragraph 2 above by (ii) the Service Period Proration. The Participant's Cash Award shall not be subject to proration if the Participant's death or Disability occurs after completion of the Service Period.

7. No Right to Employment. Nothing in the Plan or this Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in this Agreement.

8. Nontransferability. No interest hereunder of the Participant or any beneficiary shall be assignable or transferable by voluntary or involuntary act or by operation of law other than by testamentary bequest or devise or the laws of descent or distribution; all rights hereunder shall be wholly unalienable and beyond the power of any person to anticipate or in any way create a lien or encumbrance thereon; and distribution shall be made only to (i) the

     Participant, (ii) the Participant's personal representative in the event of the Participant's adjudicated incapacity or (iii) the Participant's properly designated beneficiaries or personal representative in the event of the Participant's death, upon his, her or their own personal receipts or endorsements. Any effort to exercise the powers herein denied shall be wholly ineffective and shall be grounds for termination by the Committee of all rights hereunder.

9. Withholding. Northern may require as a condition of distribution of the Cash Award account balance that (i) the Participant or beneficiary shall have paid Northern the amount which Northern determines to be required to be withheld for federal, state, provincial and local taxes, or (ii) Northern shall have received the written instruction of such Participant or beneficiary authorizing Northern to pay such taxes out of such Cash Award account balance.

10. Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan, together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

11. Interpretation. Any reasonable interpretation by the Committee of the terms and conditions of the Plan, this Agreement or any guidelines shall be final, provided such interpretation is made in good faith. This Agreement shall be construed under the laws of the State of Illinois.

12. Sole Agreement. This Agreement, together with the Cash Target Award Notice and the Employment Agreement dated __________, 1995 among Northern, RCB and the Participant, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of this agreement shall be binding on either party unless reduced to writing and signed by the party to be bound.


In Witness Whereof, the Participant and Northern Trust Corporation by its duly authorized officer have signed this Agreement the day and year first written above.


                                    Northern Trust Corporation


                                    By: __________________________________

                                    Its: _________________________________



                                    ______________________________________
                                                 Participant

                           NORTHERN TRUST CORPORATION
                            CASH TARGET AWARD NOTICE
         PURSUANT TO NORTHERN TRUST CORPORATION/RCB INTERNATIONAL INC.
                            LONG-TERM INCENTIVE PLAN



Participant: ___________________________________________________________________


Social Security Number: ________________________________________________________


Date of Award: _________________________________________________________________


Target Award: $______________________


Revenue Contingent Portion: $______________________


Service Period: [Three] [Five] years commencing on Date of Award


Vesting Period: [Five] [Seven] years commencing on Date of Award for Cash Award other than the Revenue Contingent Portion
                March 31, 2001, for the Revenue Contingent Portion


Distribution Date: Promptly after completion of Vesting Period, subject to and except as otherwise provided in the terms and conditions of Northern Trust Corporation/RCB International Inc. Long-Term Incentive Plan and the Cash Target Award Agreement